Exhibit 99.1

Cue Health Announces Appointment of Rishi Reddy to Board of Directors

SAN DIEGO, CA, February 16, 2024 – Cue Health (Nasdaq: HLTH), a healthcare technology company, today announced it entered into a cooperation agreement (the “Cooperation Agreement”) with Tarsadia Investments (“Tarsadia”), and appointed Rishi Reddy to its board of directors (the “Board”), effective immediately. Mr. Reddy is a Managing Director at Tarsadia, where he leads the firm’s venture and growth equity strategy. He was previously an Observer on Cue’s Board of Directors from April 2018 to September 2021. In addition, the Board intends to commence a process to add an additional highly qualified, independent director to the Board.

“Cue remains focused on creating value for all of its stakeholders,” said Ayub Khattak, Chairman and CEO of Cue. “We look forward to Rishi’s contributions as a director and to continuing our collaborative relationship.”

“Cue’s industry-leading technology has the potential to transform how acute and chronic conditions are diagnosed and managed,” said Mr. Reddy. “Tarsadia is Cue’s largest shareholder, and I am joining the Board because I believe there is an opportunity to create significant value for shareholders. I am looking forward to working with the Board and supporting the management team as they execute on initiatives to improve its cost structure and drive greater operational efficiency.”

With the appointment of Mr. Reddy, Cue’s Board will expand to eight directors. The complete Cooperation Agreement between Cue and Tarsadia will be included as an exhibit to a Current Report on Form 8-K, which will be filed by Cue with the Securities and Exchange Commission.

About Rishi Reddy

Mr. Reddy is a Managing Director at Tarsadia Investments, where he focuses on partnering with durable, transformative companies across the healthtech and fintech ecosystems. Prior to Tarsadia, Mr. Reddy was the founder and CEO of DigiPath Solutions, an early innovator in the digital anatomic pathology space. After joining Tarsadia, he helped build the venture and growth practice. Mr. Reddy currently serves on the Boards of AvantStay, Phil, Chronus Health, Fathom, Continental Hospitals, and Envisics, and is a board observer at BoltTech, YieldStreet and Petal. He received a B.S. in Management from Babson College and an M.B.A. from the University of Pennsylvania’s Wharton School.

About Cue Health

Cue Health Inc. (Nasdaq: HLTH) is a healthcare technology company that uses diagnostic-enabled care to empower people to live their healthiest lives. The Cue Health platform offers individuals and healthcare providers convenient and personalized access to lab-quality diagnostic tests at home and at the point-of-care, as well as on-demand telehealth consultations and treatment options for a wide range of health and wellness needs. Cue’s customers include federal and state public sector agencies and the private sector, which includes healthcare providers, enterprises, and individual consumers. Cue received De Novo authorization from the U.S. Food and Drug Administration (FDA) for its COVID-19 test, which became the first home use respiratory test to receive this FDA approval. Cue also received Emergency Use Authorization from the FDA for its molecular mpox test at the point-of-care. To further expand its test menu, Cue has made other submissions that are now under review by the FDA, including for the Cue® Flu + COVID-19 Molecular Test and the Cue® RSV Molecular Test, both of which are designed for at-home and point-of-care use. Cue, founded in 2010, owns over 100 patents and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

CONTACTS

Investor Relations

ir@cuehealth.com

Media Relations

press@cuehealth.com

FGS Global

CueHealth@fgsglobal.com

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